Exhibit 77(Q)(1)(e)(i)

                    FIRST AMENDMENT TO SUB-ADVISORY AGREEMENT

                              ING SERIES FUND, INC.

      This First Amendment, effective as of July 29, 2003, amends the Sub-Advisory Agreement (the "Agreement") dated the 1st day of March, 2002 between ING Investments, LLC an Arizona limited liability company (the "Manager") and Aeltus Investment Management, Inc., a Connecticut corporation (the "Sub-Adviser") with regards to Brokerage Cash Reserves, ING Aeltus Money Market Fund, ING Balanced Fund, ING Bond Fund, ING Classic Principal Protection Fund I, ING Classic Principal Protection Fund II, ING Classic Principal Protection Fund III, ING Classic Principal Protection Fund IV, ING Government Fund, ING Growth and Income Fund, ING Growth Fund, ING Index Plus LargeCap Fund, ING Index Plus MidCap Fund, ING Index Plus Protection Fund, ING Index Plus SmallCap Fund, ING International Growth Fund, ING Small Company Fund, ING Strategic Allocation Balanced Fund, ING Strategic Allocation Growth Fund, ING Strategic Allocation Income Fund and ING Value Opportunity Fund, each a Series of ING Series Fund, Inc.

                               W I T N E S S E T H

      WHEREAS, the parties desire to amend the Agreement and agree that the amendments will be effective as of July 29, 2003.

      NOW, THEREFORE, the parties agree as follows:

      1. Section 2.(a)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:

            (ii) The Sub-Adviser will have no duty to vote any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested unless the Manager gives the Sub-Adviser written instructions to the contrary. The Sub-Adviser will immediately forward any proxy it receives on behalf of the Fund solicited by or with respect to the issuers of securities in which assets of the Series are invested to the Manager or to any agent of the Manager designated by the Manager in writing.

            The Sub-Adviser will make appropriate personnel reasonably available for consultation for the purpose of reviewing with representatives of the Manager and/or the Board any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested. Upon request, the Sub-Adviser will submit a voting recommendation to the Manager for such proxies. In making such recommendations, the Sub-Adviser shall use its good faith judgment to act in the best interests of the Series. The Sub-Adviser shall disclose to the best of its knowledge any conflict of interest with the issuers of securities that are the subject of such recommendation including whether such issuers are clients or are being solicited as clients of the Sub-Adviser or of its affiliates.

      2. The following Section 10 is hereby inserted between existing Section 9 and Section 10:

            10. Non-Exclusivity. The services of the Sub-Adviser to the Series and the Fund are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or


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other services to others (including other investment companies) and to engage in other activities, provided, however, that the Sub-Adviser may not consult with any other sub-adviser of the Fund concerning transactions in securities or other assets for any investment portfolio of the Fund, including the Series, except that such consultations are permitted between the current and successor sub-advisers of the Series in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.

      3. Each Section number and applicable references to each Section following the inserted Section 10 above, will increase numerically by one (i.e., Section 13 will be Section 14, etc.).

      4. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

      5. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

                                           ING INVESTMENTS, LLC

                                           By: /s/ Michael J. Roland
                                               ---------------------------------
                                               Michael J. Roland
                                               Executive Vice President


                                           AELTUS INVESTMENT MANAGEMENT, INC.

                                           By: /s/ Michael Gioffre
                                               ---------------------------------
                                               Name:  Michael Gioffre
                                                      --------------------------
                                               Title: Senior Vice President
                                                      --------------------------


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